Exhibit 10.1

Summary of Non-Employee Director Compensation

Cash Compensation

Annual Retainer:	$25,000
Annual Committee Fees:
Audit Committee Chair	$5,000
Compensation Committee Chair	$1,000
Meeting Fees:
Special Board Meetings	$1,000
Committee Meetings	$1,000

Equity Compensation

Upon appointment to the board, each non-employee director will receive a grant of 20,000 unit options under the Inergy Holdings, L.P. Long Term Incentive Plan. Additionally, at the second anniversary of appointment each non-employee director will receive restricted units under the Inergy Holdings, L.P. Long Term Incentive Plan equal to $25,000 in value. Subject to limits in the Inergy Holdings, L.P. Long Term Incentive Plan, the board has the discretion to determine the form and terms of such awards to non-employee directors.